Exhibit 10.15†
SMURFIT WESTROCK PLC
2024 LONG-TERM INCENTIVE PLAN
PSU AWARD AGREEMENT

This PSU Award Agreement (this “Award Agreement”) evidences the grant of a PSU Award by Smurfit Westrock plc (the “Company”) under the Smurfit Westrock plc 2024 Long-Term Incentive Plan, as in effect from time to time (the “Plan”). Capitalized terms not defined in this Award Agreement have the meanings given to them in the Plan.

Participant:	[NAME]
Grant Date:	[DATE]
Acceptance of PSU Award:	Please affirmatively acknowledge and accept this Award Agreement by following the instructions in your account with Fidelity.
Target Number of Ordinary Shares subject to PSU Award:	[NUMBER], plus additional Ordinary Shares credited as the result of dividend payments, as described below (the “Target Amount”).
Performance and Vesting Conditions:
The number of Ordinary Shares to be earned in respect of the PSU Award (the “Earned Shares”) will depend on the achievement of the Performance Goals set forth in Exhibit A to this Award Agreement. The Earned Shares will vest on the date on which the Committee determines the extent to which the Performance Goals have been achieved (the “Vesting Date”), which determination shall occur no later than 60 days following the conclusion of the Performance Period set forth on Exhibit A, subject to Participant’s continued service through the Vesting Date (or as otherwise expressly provided below).

If the payout as a percentage of Target Amount as determined in accordance with Exhibit A is zero, then the PSU Award will be forfeited in its entirety.

Voting and Dividends:
Participant will not be entitled to vote the Ordinary Shares underlying the PSU Award until after the PSU Award vests and such Ordinary Shares have been delivered to Participant.

With respect to each cash dividend on the Ordinary Shares for which the record date occurs during the Performance Period, the number of Ordinary Shares included in the Target Amount shall be increased by a number of Ordinary Shares equal to the quotient (rounded down to the nearest whole number of Ordinary Shares) of (i) the per share cash dividend amount multiplied by the number of Ordinary Shares subject to the Target Amount on the dividend record date, divided by (ii) the closing price of the Ordinary Shares on the New York Stock Exchange on the dividend payment date.

Termination of Service; Garden Leave:
The PSU Award shall be treated as set forth below upon Participant’s termination of service:

Disability. If Participant’s service is terminated by reason of Disability before the Vesting Date, then the PSU Award will remain outstanding and eligible to be earned in accordance with the terms of Exhibit A and Participant will be entitled to receive the number of Earned Shares that would have otherwise vested had Participant’s service not been terminated by reason of Disability.

Death. If Participant’s service is terminated by reason of Participant’s death before the Vesting Date, then Participant’s estate will be entitled to receive a number of Ordinary Shares (which shall be considered Earned Shares for purposes of this Award Agreement) equal to the product, rounded down to the nearest whole number of Ordinary Shares, of (i) the total number of Ordinary Shares subject to the Target Amount as of immediately prior to such termination of service multiplied by (ii) the quotient obtained by dividing the number of months elapsed during the Performance Period prior to such termination of service by thirty (30) (which corresponds to the total number of months in the Performance Period). With respect to the month in which the termination of service occurs, such month shall be included as a month elapsed prior to termination of service for purposes of clause (ii) of the preceding sentence only if the termination of service occurs on or after the 15th day of such month.

Retirement. If Participant’s service is terminated by reason of Participant’s retirement (it being understood that whether a termination of service constitutes a retirement for this purpose shall be determined by the Committee in its discretion), then a portion of the PSU Award will remain outstanding and eligible to be earned in accordance with the terms of Exhibit A, which portion is equal to the product, rounded down to the nearest whole number of Ordinary Shares, of (i) the total number of Ordinary Shares subject to the Target Amount as of immediately prior to such termination of service multiplied by (ii) the quotient obtained by dividing the number of months elapsed during the Performance Period prior to such termination of service by thirty (30) (which corresponds to the total number of months in the Performance Period). With respect to the month in which the termination of service occurs, such month shall be included as a month elapsed prior to termination of service for purposes of clause (ii) of the preceding sentence only if the termination of service occurs on or after the 15th day of such month. Such prorated portion of the PSU Award shall be eligible to be earned in accordance with the terms of Exhibit A and, solely with respect to such prorated portion of the PSU Award, Participant will be entitled to receive the number of Earned Shares that would have otherwise vested had Participant’s service not been terminated. The portion of the PSU Award that does not remain outstanding in accordance with this provision shall be forfeited immediately upon termination of service.

Involuntary Termination. If Participant’s service is terminated by reason of reduction in force, site closures, redundancy or similar events (in each case, (ii) subject to all applicable laws, (ii) as determined by the Committee and, (iii) for clarity, not due to Participant’s poor performance or for Cause) and such termination is not a CIC Qualifying Termination (as defined below), then a portion of the PSU Award will remain outstanding and eligible to be earned in accordance with the terms of Exhibit A, which portion is equal to the product, rounded down to the nearest whole number of Ordinary Shares, of (i) the total number of Ordinary Shares subject to the Target Amount as of immediately prior to such termination of service multiplied by (ii) the quotient obtained by dividing the number of months elapsed during the Performance Period prior to such termination of service by thirty (30) (which corresponds to the total number of months in the Performance Period). With respect to the month in which the termination of service occurs, such month shall be included as a month elapsed prior to termination of service for purposes of clause (ii) of the preceding sentence only if the termination of service occurs on or after the 15th day of such month. Such prorated portion of the PSU Award shall be eligible to be earned in accordance with the terms of Exhibit A and, solely with respect to such prorated portion of the PSU Award, Participant will be entitled to receive the number of Earned Shares that would have otherwise vested had Participant’s service not been terminated. The portion of the PSU Award that does not remain outstanding in accordance with this section shall be forfeited immediately upon termination of service.

CIC Qualifying Termination. If the PSU Award is replaced with a Replacement Award upon the occurrence of a Change in Control in accordance with Section 14 of the Plan and, within twenty-four (24) months following the Change in Control, Participant’s service is terminated by the Company without Cause or by the Participant for Good Reason (such termination, a “CIC Qualifying Termination”), then the Replacement Award shall immediately vest in full with respect to all shares or other securities subject to the Replacement Award.

Other Terminations. Except as set forth above, if Participant’s service terminates before the Vesting Date, the PSU Award will be forfeited in its entirety.

Cessation of Vesting During Garden Leave. Except to the extent prohibited by applicable law or where otherwise determined by the Committee, Participant’s right to vest in the PSU Award, if any, will terminate effective as of the date that Participant is no longer expected to provide further services to the Company and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement or offer letter, if any). The Committee shall have absolute discretion to determine when Participant is no longer expected to provide further services for such purposes (including whether Participant may still be considered to be providing services for vesting purposes while on a leave of absence). Except as otherwise determined by the Committee, all references to “termination of service” or similar terms in this Award Agreement shall be construed in accordance with the foregoing (i.e., termination of service shall mean the date on which the Participant is no longer expected to provide further services to the Company, as determined by the Committee).

Delivery of Ordinary Shares:
The PSU Award represents an unfunded, unsecured contractual right to receive Ordinary Shares, subject to the terms and conditions of this Award Agreement and the Plan. Ordinary Shares subject to the PSU Award will not be issued and outstanding until delivered to Participant in accordance with the terms of this Award Agreement and the Plan.

Vested Earned Shares will be delivered as soon as practicable (and in any event no later than two and one-half months following the end of the Performance Period) after the earliest to occur of (i) the Vesting Date; (ii) Participant’s death; and (iii) Participant’s CIC Qualifying Termination.

The number of Earned Shares delivered to Participant will be reduced by any Ordinary Shares retained by the Company to satisfy applicable tax withholding obligations).

Certain Defined Terms:	As used herein, the terms “Cause,” “Disability,” and “Good Reason” shall have the meanings given to such terms in the Company’s Executive Severance Plan, as in effect on the Grant Date.
Effect on Other Benefits:	Income recognized by Participant as a result of the vesting or settlement of the PSU Award will not be included in the formula for calculating benefits under the Company’s or its Affiliates’ employee benefit plans, policies or programs which take compensation into account in computing benefits.
Electronic Delivery:	The Company may, in its discretion, deliver any documents it deems necessary, advisable or appropriate in connection herewith, including with respect to Participant’s participation in the Plan, or future awards that may be granted under the Plan (or any successor incentive stock plan) by electronic means and/or request Participant’s consent to participate in the Plan (or any successor incentive stock plan) by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan (or any successor incentive stock plan) through an online or electronic system established and maintained by the Company or another third party designated by the Company.
Country-Specific Terms:	Country-specific terms that apply to individuals in those countries may be set forth in an addendum to this Award Agreement.
Other Terms:	All other terms are as set forth in the Plan, which is incorporated herein by reference. In the event that a provision of the Award Agreement conflicts with the Plan, the terms of the Plan will control. By accepting this Award Agreement, Participant agrees to be subject to the terms and conditions of the Plan.

Exhibit A
Performance Goals